Master Value Opportunities LLC

FILE #811-10095

ATTACHMENT 77O

TRADE DATE	DESCRIPTION OF SECURITY	ISSUE SIZE	AMOUNT PURCHASED	LIST OF UNDERWRITERS
7/26/2007	Lululemon Athletica Inc.	18,200,000	111,400

Goldman, Sachs & Co.; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Credit Suisse Securities (USA) LLC; UBS Securities LLC; William Blair & Company, L.L.C.; CIBC World Markets Corp.; Wachovia Capital Markets, LLC; Thomas Weisel Partners LLC

7/24/2007	BladeLogic Inc.	5,000,000	31,600	Morgan Stanley & Co. Incorporated; Merrill Lynch, Pierce, Fenner & Smith Incorporated; Citigroup Global Markets Inc.; Wachovia Capital Markets, LLC; Cowen and Company, LLC
9/19/2007	Athenahealth	6,286,819	11,700	Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Piper Jaffray& Co., Jefferies & Company, Inc.